EXHIBIT 10(u)(2)

      AGREEMENT dated as of October 31, 1996 between Playtex Products, Inc. ("Playtex") and McNeil-PPC, Inc. ("McNeil").

A. TERMINATION

1. The Agreements dated October 17, 1994 between Playtex and McNeil for the sale of plastic applicator tampons and November 15, 1994 for the sale of cardboard applicator tampons (both Agreements called the "Agreements") are hereby terminated in all respects effective October 31, 1996, except for Sections 9 and
13. There shall be no continuing obligations concerning exclusivity, minimum commitments, dedicated capacity or competing products, or any other obligations under the Agreements, except as aforesaid.

2. McNeil will reimburse Playtex no later than December 15, 1996 for all finished product and packaging materials on hand as of the termination date (estimated $83,000, see Exhibit 1), except for materials to be maintained by Playtex as will service the continued sale of product pursuant to Section 3 (estimated $172,000, see Exhibit 2), and for which McNeil will be ultimately responsible. McNeil shall have the right to audit such amounts. Playtex will at McNeil's request and expense ship the non-retained product and material to McNeil's destination.

B. FUTURE SUPPLY

3. Playtex will, subject to its own needs first, and to the terms of this Agreement


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continue to supply McNeil's needs for plastic applicator tampons ("Products")
for sale to McNeil on a non-exclusive basis for resale only in the countries of Brazil, New Zealand and Spain (the "Territory"). The type of tampon applicator will be the same as currently supplied by Playtex to McNeil, and McNeil will not have rights to product changes or improvements unless agreed to by Playtex. McNeil will provide Playtex with 3-month rolling forecasts for Product.

4. McNeil will pay Playtex for Product purchased under Section 3 in an amount equal to Playtex's standard and incremental costs in producing the Product, plus 20%, provided all such incremental costs which are capital costs incurred solely on account of Buyer shall be reimbursed at 100% of such costs. All other incremental costs shall be charged to and paid by Buyer at 120% of such cost. A list of current costs are attached on Exhibit 1. The risk of loss with respect to Products shall remain with Playtex until delivered to the carrier at Dover, Delaware. Unless otherwise requested by McNeil, Playtex will pack all Products ordered hereunder in a manner suitable for ocean freight shipment. Payment terms on all orders shall be net 45 days from delivery to the carrier, payable in U.S. dollars.

5. McNeil will have the right to use the Gentle Glide(R) trademark (the "Trademark") owned by Playtex in the country of New Zealand. McNeil shall have no right to use said trademark anywhere else. However, McNeil shall be entitled to sell off all existing inventory, including existing packaging, containing the Gentle Glide name in the ordinary course. McNeil acknowledges that Playtex is the sole owner of the Trademark, and shall have no


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proprietary interest therein, and shall not register it in the Territory.
Playtex makes no representations as to the validity or enforceability of the Trademark. Nothing herein shall limit Playtex's right to use the Trademark in the Territory, including New Zealand, during or after the Term.

6.    (a)   Playtex warrants that the Products purchased under Section 3 will conform to Playtex specifications (which include Standard Operating
            Procedures and quality acceptance procedures), copies of which have been provided to McNeil, together with the applicable packaging and labeling specifications heretofore provided to McNeil, and will comply with applicable U.S. FDA laws and regulations, including Good
            Manufacturing Practice regulations.

      (b) McNeil will be responsible for compliance with applicable laws and regulations and patent rights in each country where product is sold per Section 3.

      (c) Neither party shall be liable for delay for failure to perform by reason of force majeure.
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      (d)   EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 6(a), PLAYTEX MAKES NO
            EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE PRODUCTS.

      (e) Playtex shall indemnify McNeil for all losses, including reasonable attorney's fees, arising from claims for personal injury arising out of or resulting from any


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            breach by Playtex of any representation or warranty herein, provided that to the extent such claims are for personal injury of the types and causes described in a letter dated September 22, 1994 from Playtex's counsel to McNeil's counsel, and at incidence levels at or below the historical rates shown in said letter, then such claims shall not be included in the scope of this indemnity. McNeil shall indemnify Playtex for all losses, including reasonable attorney fees, arising from claims of personal injury resulting from use of the Products, except insofar as such injury results from the breach by Playtex of any representation or warranty herein. The foregoing indemnity provisions will survive the termination of this Agreement.

7. The Term of this Supply Agreement (Sections 3-9) shall be two years, or earlier if McNeil finds an alternate supplier. Either party may terminate for
(a) insolvency of the other party; or (b) breach of a material representation, warranty or covenant if such breach remains uncured for thirty days after notice.. Neither party shall be entitled to any consequential damages. Upon termination for any reason, McNeil shall reimburse Playtex the costs of all packaging and Product inventory on hand and produced for McNeil at McNeil's request under this Agreement. No termination of this Supply Agreement for any reason shall revive or give either party any rights under the terminated agreements referenced in Section (A)(1).

8. Each party will keep confidential the non-public, proprietary information received by it from the other. In addition, McNeil will not communicate any such confidential information of


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Playtex to any employee or agent principally engaged in the U.S., Canada or
Mexico tampon business of McNeil or its affiliates. This provision will survive the termination of this Agreement.

9. The Agreement shall be governed by the laws of the State of New York. Any controversy or claim arising out of or relating to this Agreement, or the parties' decision to enter into this Agreement or the breach thereof, shall be settled by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in New York, New York, and the arbitrator shall apply the substantive law of New York except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. The arbitrator shall not award any of the parties punitive damages and the parties shall be deemed to have waived any right to such damages. This provision shall survive any termination of this Agreement.


PLAYTEX PRODUCTS, INC.               MC NEIL-PPC, INC.
                                     By: Personal Products Worldwide Division


By: /s/ John Leahy                   By: /s/ James Hilton
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